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                                                                    Exhibit 99.1


AT THE COMPANY                      AT THE FINANCIAL RELATIONS BOARD
--------------                      --------------------------------
Douglas T. Linde                    Marilynn Meek - General Info. (212) 445-8451
Chief Financial Officer             Suzie Pileggi - Media (212) 445-8170
(617) 236-3300

FOR IMMEDIATE RELEASE:
----------------------
December 10, 2002


           BOSTON PROPERTIES PRICES OFFERING OF SENIOR UNSECURED NOTES

BOSTON, MA -- December 10, 2002-- Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, announced today that its operating partnership, Boston Properties Limited Partnership, has priced an offering of $750 million in aggregate principal amount of its 6.25% senior unsecured notes due January 15th, 2013. The notes were priced at 99.65% of their face amount to yield 6.296%. The Company intends to use the net proceeds from the offering to repay the unsecured bridge loan it used to fund its acquisition of 399 Park Avenue in midtown Manhattan on September 25, 2002 and for other general business purposes. Closing of the offering is expected to occur on December 13, 2002.

The notes have been offered only to qualified institutional buyers in the United States under Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and certain institutional investors outside of the United States under Regulation S under the Securities Act. The offering of the notes has not been registered under the Securities Act or any state securities laws and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, the Company has agreed, subject to certain terms and conditions, to subsequently file an exchange offer registration statement under the Securities Act in order to effect the exchange of the unregistered notes for substantially identical registered notes.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class-A office, industrial and hotel properties. The Company is one of the largest owners and developers of Class-A office properties in the United States, concentrated in four core markets - Boston, Midtown Manhattan, Washington, DC and San Francisco.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. YOU SHOULD EXERCISE CAUTION IN INTERPRETING AND RELYING ON FORWARD-LOOKING STATEMENTS BECAUSE THEY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH ARE, IN SOME CASES, BEYOND BOSTON PROPERTIES' CONTROL AND COULD MATERIALLY AFFECT ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS. THESE FACTORS INCLUDE, WITHOUT LIMITATION, THAT THE CLOSING OF THE AFOREMENTIONED OFFERING IS SUBJECT

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TO, AMONG OTHER THINGS, STANDARD CLOSING CONDITIONS, AND OTHER RISKS AND
UNCERTAINTIES DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


VISIT THE COMPANY'S WEB SITE AT http://www.bostonproperties.com
ALSO SEE http://www.frbinc.com


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